EXHIBIT 12.3

SOUTHWESTERN ELECTRIC POWER COMPANY (CONSOLIDATED)
RATIO OF EARNINGS TO FIXED CHARGES
FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2000
(Thousands Except Ratio)
(Unaudited)



Operating Income                                     $141,780

Adjustments
   Income taxes                                        29,197
   Provision for deferred income taxes                  9,758
   Deferred investment tax credits                     (4,502)
   Other income and deductions                          1,535
   Allowance for borrowed and equity funds
        used during construction                        3,239
   Interest portion of financing leases                    54

          Earnings                                   $181,061


Fixed Charges:
   Interest on long-term debt                         $41,493
   Interest on short-term debt and other               14,626
   Distributions on Trust Preferred Securities          8,662
   Interest portion of financing leases                    54

          Fixed Charges                               $64,835


Ratio of Earnings to Fixed Charges                       2.79